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                                                                    EXHIBIT 99.4


                                    FEDERAL

                      FEDERAL PAPER BOARD COMPANY, INC.
              75 CHESTNUT RIDGE ROAD, MONTVALE, NEW JERSEY 07645


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON MARCH 12, 1996

To the Common Shareholders of Federal Paper Board Company, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Federal Paper Board Company, Inc. ("Federal Paper Board") will be held on March 12, 1996, at 9:30 a.m., local time, at Shearman & Sterling, 599 Lexington Avenue, 2nd Floor Conference Center, New York, New York 10022, for the following purposes:

    1. To consider and vote upon a proposal to approve the Restated and Amended Agreement and Plan of Merger, dated as of November 6, 1995 and amended as of February 8, 1996, a copy of which is attached as Annex I to the Proxy Statement/Prospectus that accompanies this notice (the "Merger Agreement"), among Federal Paper Board, International Paper Company ("International Paper"), and Focus Merger Co., Inc., a wholly owned subsidiary of International Paper ("Merger Sub"). Pursuant to the Merger Agreement, Federal Paper Board will be merged with and into Merger Sub (the "Merger"). If the Merger Agreement is approved and the Merger is consummated, each outstanding share of Federal Paper Board common stock, par value $5.00 per share ("FPB Common Stock"), other than shares as to which dissenters' rights may have been properly exercised and shares held in treasury by Federal Paper Board or by any of its subsidiaries, shall be converted into, at the election of the holder thereof, the right to receive one of the following (or a combination of both as determined under the Merger Agreement): (i) the number of shares of International Paper common stock, par value $1.00 per share ("IP Common Stock"), determined by dividing $55.00 by the average of the last sales price per share of IP Common Stock on the New York Stock Exchange, Inc. Composite Tape for the 20 consecutive trading days ending on the trading day which is five days prior to the closing of the Merger, subject to the limitation that not more than
  1.612 nor fewer than 1.275 shares of IP Common Stock will be issued per share of FPB Common Stock so converted; or (ii) $55.00 in cash. The election to receive cash or IP Common Stock will be subject to adjustment so that approximately 49% of the outstanding shares of FPB Common Stock will be exchanged for cash, and 51% will be exchanged for shares of IP Common Stock, provided that the amount of FPB Common Stock to be exchanged for cash may be decreased and the amount of FPB Common Stock to be exchanged for IP Common Stock may be correspondingly increased under certain circumstances. Federal Paper Board shareholders will have the right to elect to receive for each of their shares of FPB Common Stock either IP Common Stock or cash, but may receive a combination thereof based upon the foregoing adjustments.

    2. To transact such other business as may properly come before the meeting, or any adjournments or postponements thereof.

  Shareholders of record of FPB Common Stock at the close of business on February 7, 1996 (the "Meeting Record Date") will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The affirmative vote of the holders of a majority of the shares of FPB Common Stock outstanding and entitled to vote at the Special Meeting is required to approve the Merger Agreement. In the event that there are not sufficient

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votes to approve the Merger Agreement, it is expected that the Special Meeting of shareholders will be postponed or adjourned in order to permit further solicitation of proxies by Federal Paper Board. Shareholders of record of Federal Paper Board $1.20 convertible preferred stock, par value $1.00 per share, at the Meeting Record Date will be entitled to notice of the Special Meeting but will not be entitled to vote at the Special Meeting or any adjournment thereof. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Other Agreements--Redemption of FPB Convertible Preferred Stock."

  Federal Paper Board common shareholders have the right to dissent from the proposed Merger and to demand payment of the fair value of their shares in the event the Merger Agreement is approved and the Merger is consummated. The right of Federal Paper Board common shareholders to receive such payment is contingent upon strict compliance with the requirements set forth in Article 13 of the North Carolina Business Corporation Act (the "NCBCA"). THE FIRST STEP IN PERFECTING THE RIGHT TO DISSENT MUST BE TAKEN PRIOR TO THE TIME THE VOTE ON THE MERGER AGREEMENT IS TAKEN AT THE SPECIAL MEETING. The full text of
Article 13 of the NCBCA is set forth as Annex IV to the accompanying Proxy Statement/Prospectus. For a summary of these requirements, see "THE SPECIAL MEETING--Dissenting Federal Paper Board Shareholders' Appraisal Rights" in the accompanying Proxy Statement/Prospectus.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND, IF YOU WISH, VOTE YOUR SHARES OF FPB COMMON STOCK IN PERSON.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          John T. Flynn, Jr.
                                          Assistant Secretary

       DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR WHITE PROXY CARD.

Montvale, New Jersey
February 9, 1996